Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
QuinStreet Media, Inc.	Nevada
WorldWide Learn, Inc.	Alberta
3041486 Nova Scotia Company	Nova Scotia
WorldWide Learn Partnership	Alberta